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                                                                    EXHIBIT 10-4

                              eCORP MARKETING, LLC
                              10,000 MEMORIAL DRIVE
                                    SUITE 530
                              HOUSTON, TEXAS 77024



                                 January 9, 2002


Mr. Richard R. Gardner, Director
Gas Supply & Capacity Management
NJR Energy Services Company
P.O. Box 1464
1415 Wyckoff Road
Wall, NJ 07719


RE: Amended and Restated Natural Gas Storage Marketing and Management Agreement Dated January 9, 2002


Dear Rick:

         eCORP Marketing, LLC ("eCORP") and NJR Energy Services Company ("NJRES") are parties to the referenced Amended and Restated Natural Gas Storage Marketing and Management Agreement ("M&M Agreement"), pursuant to which NJRES is obligated to assist eCORP in the marketing and management of its natural gas storage and transportation services related to Central New York Oil and Gas Company, LLC's ("CNYOG") Stagecoach Natural Gas Storage Facility ("Stagecoach").

         In order to accommodate the business and operational needs of all parties, and in consideration of the mutual benefits to be realized by the parties pursuant to the M&M Agreement, NJRES and eCORP desire to establish certain additional rights and obligations that would take effect in the event that the total inventory of natural gas in the Stagecoach storage field should drop to a level that could jeopardize CNYOG's ability to meet its firm withdrawal obligations. Capitalized terms used in this Letter Agreement but not defined herein shall have the meanings given them in the FERC Gas Tariff, Original Volume No. 1 of Central New York Oil And Gas Company, LLC filed with the Federal Energy Regulatory Commission, effective December 1, 2001, as it may be supplemented and amended from time to time.

         By execution of this Letter Agreement, each of the parties agrees as follows:

         Whenever the aggregate total of all Working Storage Gas and Base Gas in Stagecoach is less than 5,000,000 dt, and NJRES's Working Storage Gas balance (pursuant to its ISS Service Agreement with CNYOG dated January 9, 2002) is less than
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Mr. Rick Gardner
Page 2

2,000,000 dt, and as the result of such diminished inventory of Gas in Storage CNYOG determines and gives notice to eCORP by way of an OFO that it may be operationally unable to fulfill all of the firm withdrawal nominations properly made under FSS Service Agreements, eCORP may require NJRES to tender at the Point of Injection/Withdrawal quantities of Gas for injection into Stagecoach Storage (at a minimum rate of 1,000 dt per day) at a total daily rate equivalent to the difference between (i) the lesser of (x) 91,213 dt per day or (y) the aggregate of all firm quantities of Gas nominated for withdrawal from Storage under FSS Service Agreements and (ii) the maximum physical withdrawal rate operationally achievable from Stagecoach, assuming that CNYOG is using all operational tools available to meet such firm withdrawal obligations (for example, and not by way of limitation, all compression and withdrawal wells). Such requirement to tender Gas for injection (and any OFO triggering it) shall remain in effect until either NJRES's Working Storage Gas inventory pursuant to its ISS Service Agreement has reached 2,000,000 dt or the aggregate total of all Working Storage Gas and Base Gas in Storage in Stagecoach is not less than 5,000,000 dt, whichever occurs first.

         The parties further agree that the Gas tender requirement set forth in this Letter Agreement shall not be effective on any Day (i) that CNYOG is able to deliver 91,213 dt or more from the Stagecoach field or (ii) that the inability of CNYOG to meet its firm withdrawal obligations on that Day is due to any event of force majeure, or to scheduled or unscheduled maintenance activity at the Stagecoach field, or to an act of negligence or willful misconduct by Stagecoach or any of its employees or agents.

         The rights and obligations set forth in this Letter Agreement shall not be assignable or otherwise transferable by either party without the prior written consent of the other party. This Letter Agreement shall remain in effect during the term of the M&M Agreement and ISS Service Agreement, and shall terminate automatically in the event that either the M&M Agreement or the ISS Service Agreement is terminated for any reason.
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Mr. Rick Gardner
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         Please signify your agreement with the provisions of this Letter
Agreement by signing and returning one copy to me.

Yours truly,



Jack F. Browder,
Chief Operating Officer



Accepted and agreed to this 9th day of January, 2002.

NJR Energy Services Company

By: _________________________
Name: _______________________
Title: ______________________